EMPLOYMENT AGREEMENT
                                     BETWEEN
                            HAMPSHIRE DESIGNERS, INC.
                                       AND
                                 MICHAEL CULANG


     THIS AGREEMENT made and entered into as of the 1st day of July 2005 (the "Effective Date") by and between Hampshire Designers, Inc., a Delaware corporation, with offices at 119 West 40th Street, New York, NY 10018 ("Hampshire Designers" or the "Company") and Michael Culang, an individual residing at 180 East End Avenue, Apt. 16D, New York, NY 10128 ("Culang").

     WHEREAS, Hampshire Designers is a wholly owned subsidiary of Hampshire Group, Limited ("Hampshire Group") and is composed of two operating divisions (each referred to as a "Division") - Hampshire Brands, a men's division ("Hampshire Brands") and Designers Originals, a women's division ("Designers Originals");

     WHEREAS, Culang is currently employed as President and Chief Executive Officer of Hampshire Brands;

     WHEREAS, the Company desires to employ Culang as Chief Executive Officer of the Company to render services upon the terms and conditions stated in this Agreement; and

     WHEREAS, Culang desires to accept such employment with the Company upon the terms and conditions stated in this Agreement.

     NOW THEREFORE, in consideration of the premises, mutual covenants, conditions and promises in this Agreement, the parties hereto agree as follows:

     1. Term. The terms of this Agreement shall apply for the remainder of fiscal year 2005 and for each fiscal year thereafter unless sooner terminated as herein provided.

     2. Salary. As compensation for his services, Culang will be paid a base salary of Six Hundred Thousand Dollars ($600,000.00) per annum, payable in monthly installments less appropriate withholdings and deductions required by law.

     3. Annual Bonus.

        (A) For the fiscal year ended December 31, 2005:

            (i) Culang shall be entitled to receive an annual bonus ("Annual Bonus") for year based upon the Bonus Program for Hampshire Brands set forth on
Schedule 1 attached hereto.

            (ii) Further, as compensation for assuming the Chief Executive Officer's responsibilities of Designers Originals, Culang shall be entitled to receive additional annual bonus of One Hundred Seventy Five Thousand dollars ($175,000.00).

        (B) For each Employment Year thereafter:

            (i) Culang shall be entitled to receive an Annual Bonus based upon the Bonus Program for Hampshire Brands set forth on Schedule 2 attached, and the Bonus Program for Designers Originals set forth on Schedule 3 attached. For 2006, the Designers Originals basis for calculation of the Annual Bonus shall be the 2005 actual Pretax Income, Net Sales and Gross Margin.

            (ii) Notwithstanding the foregoing the company guarantee Culang's Annual Bonus to be not less than Three Hundred Thousand Dollars ($300,000.00).

     4. Pre-Paid Bonus. The Company agrees to pre-pay annually to Culang One hundred Fifty Thousand Dollars ($150,000) of the anticipated Annual Bonus ("Pre-Paid Bonus"), which amount will be made in equal monthly installments `twelve Thousand Five Hundred Dollars ($12,500.00), less appropriate withholdings and deductions required by law, commencing July 1, 2005. In the event the Annual Bonus earned by Culang in any given year ("Actual Amount") is less than the Pre-Paid Bonus for that year, such shortfall shall be deducted from succeeding years' Annual Bonus.

     5. Automobile Allowance. The Company shall give Culang an automobile allowance in the amount of Twenty Five Thousand Dollars ($25,000) per annum commencing January 1, 2005.

     6. Termination.

        (A) The Company may terminate the employment relationship at any time for any reason by giving written notice at least six (6) months prior to the effective date of termination. If Culang's employment is terminated by the Company for reasons other than for cause. Culang shall be paid severance in the amount of Three Hundred, Seventy Five Thousand Dollars ($375,000) (i.e., six months' Salary and Pre-Paid Bonus), payable in monthly installments of Sixty Two Thousand, Five Hundred Dollars ($62,500.00) less appropriate withholdings and deductions required by law. In addition, Culang will be entitled to a pro rata share of any Annual Bonus earned up to six (6) months after the effective day of termination calculated at year end, less the amounts pre-paid to Culang pursuant to Paragraphs 3 and 6 hereunder. Culang will not be entitled to and shall not receive any additional compensation or benefits of any other type following the effective date of termination. If the Company terminates the employment for cause. Culang will not be entitled to and shall not receive any severance, bonus or benefits of any type following the effective date of termination.

        (B) Culang may terminate the employment relationship at any time for any reason by giving written notice at least three (3) months prior to the effective date of termination. In the event of termination of Culang's employment under this Paragraph 6(B), he shall have the right to retain all compensation and reimbursements for outstanding expenses incurred on behalf of the Company through the effective date of termination but will not be entitled to and shall not receive any severance, bonus or benefits of any type following the effective date of termination.

     7. Entire Agreement. This Agreement contains the entire understanding of the Company and Culang with respect to compensation of Culang and supersedes any and all prior

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

understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing with the consent of both parties.

     8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

     IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals as of the day and year first above written.



HAMPSHIRE DESIGNERS, INC.



By: /s/ Ludwig Kuttner                   /s/ Michael Culang
   --------------------------------     ----------------------------------------
   Ludwig Kuttner, Chairman             Michael Culang


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